Exhibit 99.1

NEWS RELEASE

SPX ANNOUNCES 2012 ANNUAL GUIDANCE

Estimates 9 to 14 Percent Revenue Growth in 2012*

2012 Earnings Per Share From Continuing Operations Range of $4.70 to $5.10**

ClydeUnion Contributes Approximately $0.30 of EPS in 2012

CHARLOTTE, NC — January 18, 2012 — SPX Corporation (NYSE:SPW), today announced its 2012 annual financial guidance. “We believe the earnings potential for our company is as healthy as it has ever been. For 2012 we expect revenue growth in three of our four segments, led by Flow Technology, and are targeting a full year EPS range of $4.70 to $5.10,” said SPX Chairman, President and Chief Executive Officer Christopher J. Kearney.

“Our 2012 guidance reflects our view of continued above average growth in emerging markets, a slow-growth U.S. economy and a cautious outlook on the economic environment in Europe.  We made significant progress in advancing our long-term strategy in 2011 and we intend to continue evaluating strategic actions to further improve our business,” Kearney added.

SPX stated that it expects the following results in 2012:

•                  Revenues are expected to be in the range of $6.00 to $6.25 billion, resulting in an increase of 9% to 14% compared to 2011. Organic revenues*** are expected to increase 1% to 5% from 2011, while completed acquisitions are expected to increase reported revenues by 11% to 12% and the impact of currency fluctuations is expected to decrease reported revenues by approximately 3% from 2011.

•                  Earnings per share from continuing operations are expected to be $4.70 to $5.10.  This includes an expected contribution of approximately $0.30 from the acquisition of ClydeUnion.

•                  Net cash from continuing operations is expected to be $370 to $410 million, while capital expenditures are expected to be approximately $130 million. The resulting free cash flow*** range is expected to be between $240 and $280 million. This performance represents approximately 100% conversion of expected net income.

SPX will discuss its 2012 guidance at a meeting with investors at 8:00 a.m. Eastern Time today.  The meeting will be held at the Mandarin Oriental Hotel in New York City and will be webcast. Both the webcast and a printable file of the slide presentation will be available in the Investor Relations section of the company’s website at www.spx.com. A replay of the webcast will be available until Wednesday, February 1, 2012.  In addition, the company expects to release its fourth quarter and full year 2011 financial results on Thursday, February 16, 2012. SPX also disclosed that, while it is still reviewing its 2011 results, preliminary indications are that it would be at the lower end of its 2011 earnings per share guidance range, and that it intends to report 2011 earnings on an adjusted basis excluding certain potential gains and charges not previously anticipated in its 2011 guidance range.

Based in Charlotte, North Carolina, SPX Corporation (NYSE: SPW) is a global Fortune 500 multi-industry manufacturing leader with over $5 billion in annual revenue, operations in more than 35 countries and over 18,000 employees.  The company’s highly-specialized, engineered products and technologies serve customers in three primary strategic growth markets: infrastructure, process equipment and diagnostic tools.  Many of SPX’s innovative solutions are playing a role in helping to meet rising global demand for electricity, processed foods and beverages and vehicle services, particularly in emerging markets.  The company’s products include cooling systems for power plants; power transformers for utility companies; diagnostic tools and charging equipment for the automotive industry; and food processing systems for the food and beverage industry.  For more information, please visit www.spx.com.

* All variances from 2011 numbers are based on the estimates presented by SPX on November 2, 2011.  The company’s reference to these estimates in the press release is not an update, confirmation, affirmation or disavowal of the estimates.  These estimates do not reflect any subsequent developments.

** The company plans to exclude certain purchase accounting adjustments related to the ClydeUnion acquisition, specifically those pertaining to the valuation of beginning inventory and backlog, when it reports 2012 EPS.  It is currently impracticable to estimate the impact of these items.

*** Non-GAAP number.  See attached financial schedules for reconciliation to most comparable GAAP number.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Please read these results in conjunction with the company’s documents filed with the Securities and Exchange

Commission, including the company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.  These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Actual results may differ materially from these statements.  The words “believe,” “expect,” “anticipate,” “estimate,” “guidance,” “target” and similar expressions identify forward-looking statements.  Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX disclaims any responsibility to update or revise such statements..

Contacts:

Ryan Taylor (Investors)	Jennifer H. Epstein (Media)
704-752-4486	704-752-7403 / 704-804-3717
E-mail: investor@spx.com	jennifer.epstein@spx.com

SPX CORPORATION AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(Unaudited; in millions)

FREE CASH FLOW RECONCILIATION

	Range for the twelve months ended December 31, 2012
	Low-end	High-end

Net cash from continuing operations	$370.0	$410.0

Capital expenditures — continuing operations	(130.0)	(130.0)

Free cash flow from continuing operations	$240.0	$280.0

ORGANIC REVENUE RECONCILIATION

	Estimated for the year ended December 31, 2012
	Net Revenue Growth	Acquisitions	Foreign Currency	Organic Revenue Growth

Consolidated SPX Corporation	9% to 14%	11% to 12%	3.0%	1% to 5%